Exhibit 99.1

CRH Reports Third Quarter 2025 Results

•Reaffirming FY25 Net income and raising FY25 Adjusted EBITDA* guidance midpoint; another record year for CRH
•Record Q3; further expansion in Net income margin (+50bps) and Adjusted EBITDA* margin (+100bps)
•Continued performance delivery through Our Growth Algorithm and the CRH Winning Way
•Superior Strategy and Leading Performance driving 9% Net income and 10% Adjusted EBITDA* growth in Q3
•Favorable underlying demand, positive pricing momentum and contributions from acquisitions
•$3.5bn invested in 27 value-accretive acquisitions year-to-date with attractive pipeline of opportunities
•Declaring quarterly dividend of $0.37 per share (+6% YoY)
•2026 outlook positive across key end-markets; underpinned by unmatched scale and connected portfolio

NEW YORK (Nov. 5, 2025) – CRH (NYSE: CRH), the leading provider of building materials, today reported third quarter 2025 financial results. Total revenues of $11.1 billion (Q3 2024: $10.5 billion) were 5% ahead of the prior year period driven by positive demand, strong commercial execution and contributions from acquisitions. Net income of $1.5 billion (Q3 2024: $1.4 billion) was 9% ahead of the prior year, reflecting a strong underlying operating performance. Adjusted EBITDA* of $2.7 billion (Q3 2024: $2.5 billion) increased by 10% as a result of continued pricing momentum, good contributions from acquisitions and further operational efficiencies. CRH’s net income margin of 13.7% was ahead of Q3 2024 (13.2%), while Adjusted EBITDA margin* of 24.3% (Q3 2024: 23.3%) was also ahead of the comparable prior year period.

During the quarter, CRH completed nine acquisitions for a total consideration of $2.5 billion, enabled by CRH’s unmatched scale, connected portfolio, and proven growth capabilities. As part of its ongoing share buyback program and reflecting the financial strength of CRH, the Company returned $1.1 billion of cash to shareholders year-to-date and is commencing an additional $0.3 billion tranche to be completed no later than February 17, 2026.

Jim Mintern, Chief Executive Officer, stated1"CRH delivered a strong third quarter performance driven by favorable underlying demand, positive pricing momentum and further contributions from acquisitions. We are pleased to reaffirm Net income and raise our Adjusted EBITDA* guidance for 2025, representing another record year for CRH. Our superior strategy, connected portfolio and leading performance continues to deliver higher sales, profits and margins. Backed by our robust balance sheet and strong cash generation, we have invested $4.7 billion in growth investments year-to-date while returning approximately $1.8 billion to our shareholders through dividends and share buybacks. We have completed 27 acquisitions year-to-date, including the acquisition of Eco Material Technologies, and continue to see an active pipeline of value-accretive opportunities supported by infrastructure megatrends across our key growth platforms. Looking ahead to 2026, we expect favorable market dynamics and the continued execution of our strategy to underpin another year of growth and shareholder value creation."

Summary Financials	Q3 2025	YoY Change
Total revenues	$11.1bn	+5%
Net income	$1.5bn	+9%
Net income margin	13.7%	+50bps
Adjusted EBITDA*	$2.7bn	+10%
Adjusted EBITDA margin*	24.3%	+100bps
Diluted Earnings Per Share	$2.21	+12%
1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 9 to 10.

Exhibit 99.1
Americas Materials Solutions' total revenues were 6% ahead of the prior year, supported by favorable underlying activity levels, sustained pricing momentum and contributions from acquisitions. Adjusted EBITDA increased by 5% year-on-year, reflecting good commercial management and acquisition contributions, against a strong prior year comparison.

Americas Building Solutions' total revenues were 2% ahead of Q3 2024, driven by contributions from acquisitions, good demand in the energy sector and ongoing reindustrialization activity. Adjusted EBITDA was 22% ahead of the prior year reflecting the benefits of ongoing business and asset optimization initiatives, including the gain on disposal of certain land assets across our operations.

International Solutions' total revenues were 5% ahead of Q3 2024, supported by good commercial execution and contributions from acquisitions. Adjusted EBITDA was 15% ahead of the prior year, driven by operational efficiencies, resilient pricing and contributions from acquisitions.

Detailed business segment information is available as part of the Company's Quarterly Report on the Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Other Financial Items
Depreciation, depletion, amortization and impairment expenses of $0.6 billion were $0.1 billion higher than the prior year (Q3 2024: $0.5 billion), primarily due to the impact of acquisitions and higher capital expenditure.
Interest income of $37 million was $4 million higher than the comparable period (Q3 2024: $33 million). Interest expense of $209 million was higher than the comparable period (Q3 2024: $164 million), primarily due to an increase in gross debt balances.
Income tax expense of $0.4 billion (Q3 2024: $0.5 billion) was reduced in the period, reflecting a lower effective tax rate compared to the prior year.
Other nonoperating income, net, was $12 million, a decrease from the comparable period in the prior year (Q3 2024: $62 million) which benefited from a gain on divestitures.
Diluted Earnings Per Share (EPS) of $2.21 was 12% higher than the prior year (Q3 2024: $1.97) supported by strong operating performance and the ongoing share buyback program.
Balance Sheet and Liquidity
Total short and long-term debt was $18.7 billion at September 30, 2025, compared with $14.0 billion at December 31, 2024.
Net Debt* at September 30, 2025, was $15.0 billion, compared to $10.5 billion at December 31, 2024. The increase in Net Debt* reflects acquisitions completed, cash returns to shareholders through continued share buybacks and dividends, as well as the purchase of property, plant and equipment, partially offset by inflows from operating activities. CRH ended Q3 2025 with $4.3 billion of cash and cash equivalents and restricted cash on hand (September 30, 2024: $3.1 billion) and $4.2 billion of undrawn committed facilities. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Dividends
In line with its policy of consistent long-term dividend growth, on November 5, 2025, CRH declared a quarterly dividend of $0.37 per share, representing a 6% increase on the prior year. The dividend will be paid on December 17, 2025, to shareholders registered on November 21, 2025.

CRH Q3 2025 Results 2

Exhibit 99.1
Outlook
We are pleased to update our guidance for 2025, including reaffirming the Net income guidance range and increasing the Adjusted EBITDA* guidance midpoint, reflecting the continued execution of our strategy, leading performance across our markets, and contributions from acquisitions. Looking ahead to 2026, we expect favorable underlying demand across our key end-markets, underpinned by significant public investment in infrastructure and continued reindustrialization activity. Within the residential sector, the new-build segment is expected to remain subdued, while repair and remodel activity remains resilient. Assuming normal seasonal weather patterns and absent any major dislocations in the political or macroeconomic environment, CRH's superior strategy, connected portfolio and leading positions of scale in attractive high-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2026.

2025 Guidance (i)	Updated Guidance		Previous Guidance
(in $ billions, except per share data)	Low	High	Low	High
Net income (ii)	3.8	3.9	3.8	3.9
Adjusted EBITDA*	7.6	7.7	7.5	7.7
Diluted EPS (ii)	$5.49	$5.72	$5.49	$5.72
Capital expenditure	2.7	2.8	2.8	3.0

(i) The 2025 guidance does not assume any significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, impairments or other unforeseen events.
(ii) 2025 net income and diluted EPS are based on approximately $0.65 billion interest expense, net, an effective tax rate of approximately 22% and a year-to-date average of approximately 680 million diluted common shares outstanding.
Q3 2025 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EST) on Thursday, November 6, 2025, to discuss its Q3 2025 results and outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, and a recording of the conference call will be made available afterwards.
About CRH
CRH (NYSE: CRH) is the leading provider of building materials critical to modernizing infrastructure. With our team of 80,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. For more information, visit CRH.com.
CRH Q3 2025 Results 3

Exhibit 99.1
Appendices

CRH Q3 2025 Results 4

Exhibit 99.1
Appendix 1 - Financial Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and nine months ended September 30, 2025, and do not present all necessary information for a complete understanding of the Company's financial condition as of September 30, 2025. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months and nine months ended September 30, 2025, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2025	2024	2025	2024
Product revenues	8,087	7,482	21,618	20,158
Service revenues	2,982	3,033	6,413	6,544
Total revenues	11,069	10,515	28,031	26,702
Cost of product revenues	(4,083)	(3,674)	(11,992)	(11,010)
Cost of service revenues	(2,677)	(2,782)	(5,867)	(6,151)
Total cost of revenues	(6,760)	(6,456)	(17,859)	(17,161)
Gross profit	4,309	4,059	10,172	9,541
Selling, general and administrative expenses	(2,338)	(2,184)	(6,291)	(5,919)
Gain on disposal of long-lived assets	110	89	153	199
Operating income	2,081	1,964	4,034	3,821
Interest income	37	33	104	112
Interest expense	(209)	(164)	(590)	(452)
Other nonoperating income (expense), net	12	62	(17)	246
Income from operations before income tax expense and income from equity method investments	1,921	1,895	3,531	3,727
Income tax expense	(428)	(531)	(795)	(942)
Income from equity method investments	26	25	17	27
Net income	1,519	1,389	2,753	2,812

Net (income) attributable to redeemable noncontrolling interests	(10)	(9)	(18)	(21)
Net (income) attributable to noncontrolling interests	(6)	(4)	(7)	(2)
Net income attributable to CRH	1,503	1,376	2,728	2,789

Earnings per share attributable to CRH
Basic	$2.23	$1.99	$4.02	$4.03
Diluted	$2.21	$1.97	$3.99	$4.00

Weighted average common shares outstanding
Basic	672.3	681.6	674.4	685.0
Diluted	675.5	685.5	678.2	690.0

CRH Q3 2025 Results 5

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	September 30	December 31	September 30
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	4,198	3,720	2,978
Restricted cash	90	39	102
Accounts receivable, net	6,961	4,820	6,422
Inventories	5,019	4,755	4,644
Other current assets	584	749	694
Total current assets	16,852	14,083	14,840
Property, plant and equipment, net	23,783	21,452	21,289
Equity method investments	743	737	929
Goodwill	12,676	11,061	10,906
Intangible assets, net	2,146	1,211	1,105
Operating lease right-of-use assets, net	1,412	1,274	1,322
Other noncurrent assets	915	795	830
Total assets	58,527	50,613	51,221

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,156	3,207	2,963
Accrued expenses	2,393	2,248	2,513
Current portion of long-term debt	3,968	2,999	3,218
Operating lease liabilities	257	265	271
Other current liabilities	1,822	1,577	1,703
Total current liabilities	11,596	10,296	10,668
Long-term debt	14,734	10,969	10,672
Deferred income tax liabilities	3,595	3,105	3,168
Noncurrent operating lease liabilities	1,188	1,074	1,117
Other noncurrent liabilities	2,785	2,319	2,430
Total liabilities	33,898	27,763	28,055
Commitments and contingencies
Redeemable noncontrolling interests	419	384	361
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of September 30, 2025, December 31, 2024, and September 30, 2024	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 709,054,314, 718,647,277 and 721,319,880 issued and outstanding, as of September 30, 2025, December 31, 2024, and September 30, 2024 respectively	287	290	291
Treasury stock, at cost (38,581,568, 41,355,384 and 41,493,074 shares as of September 30, 2025, December 31, 2024 and September 30, 2024 respectively)	(2,027)	(2,137)	(2,141)
Additional paid-in capital	361	422	392
Accumulated other comprehensive loss	(381)	(1,005)	(499)
Retained earnings	25,068	24,036	23,831
Total shareholders’ equity attributable to CRH shareholders	23,309	21,607	21,875
Noncontrolling interests	901	859	930
Total equity	24,210	22,466	22,805
Total liabilities, redeemable noncontrolling interests and equity	58,527	50,613	51,221

CRH Q3 2025 Results 6

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Nine months ended
	September 30
	2025	2024
Cash Flows from Operating Activities:
Net income	2,753	2,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	1,606	1,288
Share-based compensation	104	96
Gains on disposals from businesses and long-lived assets, net	(126)	(389)
Deferred tax expense	175	195
Income from equity method investments	(17)	(27)
Pension and other postretirement benefits net periodic benefit cost	17	27
Non-cash operating lease costs	208	188
Other items, net	5	(17)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(1,940)	(1,527)
Inventories	(24)	(45)
Accounts payable	(264)	(276)
Operating lease liabilities	(226)	(218)
Other assets	(163)	(311)
Other liabilities	632	498
Pension and other postretirement benefits contributions	(30)	(35)
Net cash provided by operating activities	2,710	2,259

Cash Flows from Investing Activities:
Purchases of property, plant and equipment, and intangibles	(1,892)	(1,635)
Acquisitions, net of cash acquired	(3,121)	(3,853)
Proceeds from divestitures	52	977
Proceeds from disposal of long-lived assets	183	203
Dividends received from equity method investments	23	22
Settlements of derivatives	(72)	(21)
Deferred divestiture consideration received	40	82
Other investing activities, net	82	(180)
Net cash used in investing activities	(4,705)	(4,405)

CRH Q3 2025 Results 7

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Nine months ended
	September 30
	2025	2024
Cash Flows from Financing Activities:
Proceeds from debt issuances	7,760	3,452
Payments on debt	(3,697)	(1,854)
Settlements of derivatives	120	34
Payments of finance lease obligations	(73)	(37)
Deferred and contingent acquisition consideration paid	(28)	(16)
Dividends paid	(749)	(1,469)
Distributions to noncontrolling and redeemable noncontrolling interests	(31)	(33)
Transactions involving noncontrolling interests	2	–
Repurchases of common stock	(930)	(1,224)
Amounts related to employee share plans	(55)	3
Net cash provided by (used in) financing activities	2,319	(1,144)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	205	(20)
Increase/(decrease) in cash and cash equivalents, including restricted cash	529	(3,310)
Cash and cash equivalents and restricted cash at the beginning of period	3,759	6,390
Cash and cash equivalents and restricted cash at the end of period	4,288	3,080

Supplemental cash flow information:
Cash paid for interest (including finance leases)	494	372
Cash paid for income taxes	380	654

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	4,198	2,978
Restricted cash presented in the Condensed Consolidated Balance Sheets	90	102
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	4,288	3,080

CRH Q3 2025 Results 8

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
A reconciliation to the most directly comparable GAAP measure is presented below:

	Three months ended		Nine months ended
	September 30		September 30
in $ millions	2025	2024	2025	2024
Net income	1,519	1,389	2,753	2,812
Income from equity method investments	(26)	(25)	(17)	(27)
Income tax expense	428	531	795	942
(Gain) loss on divestitures and investments (i)	(4)	(59)	38	(242)
Pension income excluding current service cost component (i)	(5)	(1)	(14)	(3)
Other interest, net (i)	(3)	(2)	(7)	(1)
Interest expense	209	164	590	452
Interest income	(37)	(33)	(104)	(112)
Depreciation, depletion, amortization and impairment	601	467	1,606	1,288
Substantial acquisition-related costs (ii)	13	23	13	45
Adjusted EBITDA	2,695	2,454	5,653	5,154

Total revenues	11,069	10,515	28,031	26,702
Net income margin	13.7%	13.2%	9.8%	10.5%
Adjusted EBITDA margin	24.3%	23.3%	20.2%	19.3%

(i) (Gain) loss on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating (expense) income, net in the Condensed Consolidated Statements of Income.
(ii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 3 “Acquisitions” of the unaudited financial statements in the Quarterly Report on Form 10-Q. Expenses primarily include legal and consulting expenses related to these non-routine substantial acquisitions.
A reconciliation to the most directly comparable GAAP measure for the mid-point of the 2025 Adjusted EBITDA guidance is presented below:

	Updated Guidance	Previous Guidance
in $ billions	2025 Mid-Point	2025 Mid-Point
Net income	3.85	3.9
Income tax expense	1.00	1.1
Interest expense, net	0.65	0.6
Depreciation, depletion, amortization and impairment	2.20	2.1
Other (i)	(0.05)	(0.1)
Adjusted EBITDA	7.65	7.6

(i) Other primarily relates to (income) loss from equity method investments and other nonoperating (income) expense, net.

CRH Q3 2025 Results 9

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
A reconciliation to the most directly comparable GAAP measure is presented below:

	September 30	December 31	September 30
in $ millions	2025	2024	2024
Short and long-term debt	(18,702)	(13,968)	(13,890)
Cash and cash equivalents	4,198	3,720	2,978
Finance lease liabilities	(506)	(257)	(228)
Derivative financial instruments (net)	4	(27)	(35)
Net Debt	(15,006)	(10,532)	(11,175)

CRH Q3 2025 Results 10

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements

In order to rely upon the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding outlook for 2025 and 2026, including favorable market dynamics and demand among CRH's platforms; plans and expectations regarding public investment in infrastructure and reindustrialization activity; plans and expectations regarding pricing momentum, costs, demand, and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in key end-markets and other regions where CRH operates; expectations with respect to the impact of further potential changes to global trade policies; plans and expectations regarding acquisitions and divestitures and resulting synergies, benefits and contributions; statements regarding the M&A pipeline and other value-accretive opportunities; statements regarding the expectations and benefits of the acquisition and integration of Eco Material; statements regarding CRH's position to meet growing demand for cementitious products; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; expectations regarding CRH's credit rating with each of the three main ratings agencies; and plans and expectations regarding CRH's 2025 full year performance, including net income, Adjusted EBITDA, diluted EPS, capital expenditures, assumed interest expense and assumed effective tax rate.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; industry cyclicality and the demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of, or reductions or delays to, public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse public policy, economic, social and political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyberattacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC and in CRH's other filings with the SEC.

CRH Q3 2025 Results 11